EXHIBIT 10.22
Morgan Stanley
Equity Incentive Compensation Plan
[YEAR] LONG-TERM INCENTIVE PROGRAM AWARD
AWARD CERTIFICATE

Morgan Stanley
[Year] Long-Term Incentive Program Award
Award Certificate

Morgan Stanley has awarded you a [year] long-term incentive program award (“LTIP Award”) as an incentive for you to remain in Employment and provide services to the Firm. This Award Certificate sets forth the general terms and conditions of your [year] LTIP Award. Your [year] LTIP Award consists of a Target Award of performance stock units. The number of performance stock units comprising the Target Award has been communicated to you independently.
Your LTIP Award is made pursuant to the Plan. References to “performance stock units” and “units” (which terms are used interchangeably) in this Award Certificate mean only those performance stock units included in your [year] LTIP Award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.
The purpose of your LTIP Award is, among other things, to align your interests with the interests of the Firm and Morgan Stanley’s stockholders, to reward you for your continued Employment and service to the Firm in the future and your compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, the number of performance stock units that you earn will depend on the Company’s performance during the Performance Period. Moreover, you will earn your LTIP Award only if you (1) remain in continuous Employment through the Scheduled Vesting Date (subject to limited exceptions set forth below), (2) do not engage in any activity that is a cancellation event set forth in Section 10(c) below and (3) satisfy obligations you owe to the Firm as set forth in Section 12 below. Even if your LTIP Award has vested, you will have no right to your award if a cancellation event occurs under the circumstances set forth in Section 10(c) below. As Morgan Stanley deems appropriate, Morgan Stanley will require you to provide a written certification or other evidence, from time to time in its sole discretion, to confirm that no cancellation event has occurred, including upon a termination of Employment and/or during a specified period of time prior to the Scheduled Conversion Date. If you fail to timely provide any required certification or other evidence, Morgan Stanley will cancel your award. It is your responsibility to provide the Executive Compensation Department with your up-to-date contact information.
Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 23 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 23 below have the meanings set forth in the Plan.
1.Performance stock units generally.
Each performance stock unit included in your LTIP Award corresponds to one share of Morgan Stanley common stock. A performance stock unit constitutes a contingent and unsecured promise of Morgan Stanley to pay you one share of Morgan Stanley common stock on the conversion date for the unit. As the holder of the LTIP Award, you have only the rights of a general unsecured creditor of Morgan Stanley. You will not be a stockholder with respect to the shares of Morgan Stanley common stock corresponding to your performance stock units unless and until such units convert to shares.
2.Performance measures.1
The portion, if any, of your LTIP Award that you earn will be based on Morgan Stanley performance against the performance measures set forth in this Section 2 and the other terms and conditions of this Award Certificate, and may vary from zero to 1.5 times the number of performance stock units included in the Target Award. [In no event will the aggregate multiplier exceed 1.0 if MS ROTCE (excluding any of the specified adjustments) over the Performance Period is less than 9%.]
(a)Morgan Stanley’s Return on Tangible Common Equity. One-half of the Target Award will be earned based on MS ROTCE. The number of performance stock units that you earn (subject to vesting and the other terms and conditions of your award) based on MS ROTCE will be determined by multiplying the number of performance stock units representing one-half of the Target Award by a multiplier determined as follows:

MS ROTCE	Multiplier
[ ]% or more	[ ]
[ ]%	[ ]
[ ]%	[ ]
Less than [ ]%	0.00
If MS ROTCE is between two thresholds, then the multiplier will be obtained by straight-line interpolation between the two thresholds. If MS ROTCE is less than [ ]%, you will not earn any portion of your LTIP Award as a result of the MS ROTCE measure, and one-half of the Target Award will be canceled.
(b)[Relative Total Shareholder Return]/[Relative Return on Tangible Common Equity]. One-half of the Target Award will be earned based on [Morgan Stanley’s Total Shareholder Return]/[MS ROTCE] as compared to the [Total Shareholder Return of each member of the Index Group]/[ROTCE of each member of the Comparison Group]. The number of performance stock units that you earn (subject to vesting and the other terms and conditions of your award) based on [Morgan Stanley’s TSR as compared to the TSR of the Index Group will be determined by (i) subtracting the Index Group TSR from Morgan Stanley’s TSR (“Relative TSR”) and (ii)]/[MS ROTCE (excluding any of the specified adjustments) over the Performance Period as compared to the ROTCE of each member of the Comparison Group, as reported in each firm’s most recently filed Form 10-K (or equivalent annual report) for each fiscal year during the Performance Period (“Relative ROTCE”) will be determined by] multiplying the number of performance stock units representing one-half of the Target Award by a multiplier determined as follows[; provided that, in no event shall the
1 The performance measures presented in this form of Award Certificate are indicative. The performance measures applicable to awards may vary.

Relative TSR multiplier exceed 1.00 if Morgan Stanley’s TSR for the Performance Period is negative:]

Relative [TSR]/[ROTCE]	Multiplier
[ ] % or more	[ ]
[ ]%	[ ]
[ ]%	[ ]
Less than [ ]%	0.00
If the Relative [TSR]/[ROTCE] is between the thresholds, then the multiplier will be obtained by straight-line interpolation between the two points.
[In the event that any member of the Comparison Group is involved in any event that results in such member ceasing to be traded on a national exchange at any time during the Performance Period or in the event that the Compensation, Management Development and Succession Committee (the “Committee”) determines, in its sole discretion, that a change in circumstances of a member of the Comparison Group during the Performance Period would cause the inclusion of such entity in the Comparison Group to no longer be appropriate, including, but not limited to, the disposition of or exit from a material business segment, withdrawal from or entry into a geographical region, or a material change in the entity’s business or revenue mix, then, in each case, such entity shall be removed as a member of the Comparison Group.]
(c)Equitable Adjustments. If an event occurs with respect to Morgan Stanley [or a member of the Comparison Group] that renders, in the sole determination of the Committee, any of the performance measures set forth in Section 2(a) or Section 2(b) to no longer be appropriate, then the Committee shall equitably adjust the calculation of such measures, as it deems appropriate in its sole discretion, to maintain the intended economics and to carry out the intent of the original terms of your LTIP Award[; provided that, with respect to a member of the Comparison Group’s ROTCE, such adjustment shall only be based on publicly reported information.] For example, in the event of any unusual or non-recurring event affecting MS ROTCE [or the ROTCE of a member of the Comparison Group], either positively or negatively, including but not limited to, any gain or loss associated with any acquisition, divestiture or similar event or changes in regulatory regimes, taxation, legislation or accounting principles or accounting standard, the Committee shall make equitable adjustments as it deems appropriate in its sole discretion, to MS ROTCE [or the ROTCE of a member of the Comparison Group] and any other provision of your LTIP Award. Such events shall not be considered for adjustment unless the pre-tax amount equals or exceeds $100 million during the applicable fiscal year.
3.Vesting and conversion.
(a)Vesting schedule.2 Except as otherwise provided in this Award Certificate, you will vest in the portion of your LTIP Award that is earned in accordance with Section 2 on the Scheduled Vesting Date. Except as otherwise provided in this Award Certificate, such portion of your LTIP Award will vest only if you continue to provide future services to the Firm by remaining in continuous Employment through the Scheduled Vesting Date and providing value added services to the Firm during this timeframe. The special vesting terms set forth in Sections 5, 6 and 7 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) [upon your Full Career Retiremen
2 The vesting schedule and vesting date presented in this form of Award Certificate are indicative. The vesting schedule and vesting date applicable to awards may vary.

t], (iii) if the Firm terminates your employment in an involuntary termination under the circumstances described in Section 6 or (iv) upon a Governmental Service Termination. Any vested portion of your LTIP Award remains subject to the cancellation and withholding provisions set forth in this Award Certificate.
(b)Conversion.3 Except as otherwise provided in this Award Certificate, your LTIP Award, to the extent earned and vested, will convert to shares of Morgan Stanley common stock on the Scheduled Conversion Date, with any fractional shares to be distributed in cash. The special conversion provisions set forth in Sections 5(a), 5(b) and 7 of this Award Certificate apply (i) if your Employment terminates by reason of your death or your death occurs after termination of your Employment or (ii) upon your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 7(b).
No portion of your LTIP Award will convert to shares of Morgan Stanley common stock following the end of the Performance Period until the Committee certifies the extent to which the performance criteria set forth in Section 2 have been satisfied.
The shares delivered upon conversion of your LTIP Award pursuant to this Section 3(b) will not be subject to any transfer restrictions, other than those that may arise under the securities laws, the Firm’s policies or Section 12 below, or to cancellation under the circumstances set forth in Section 10(c), but will be subject to repayment as set forth in Section 3(c).
(c)Repayment/Recapture. In the event and to the extent the Committee reasonably determines that the performance certified by the Committee, and on the basis of which your LTIP Award was converted to shares of Morgan Stanley common stock, was based on materially inaccurate financial statements or other performance metric criteria, you will be obligated to repay to the Firm:
(1)the number of shares that were delivered upon conversion of your LTIP Award, less the number of shares that would have been delivered had your LTIP Award converted to shares based on accurate financial statements or other performance metric criteria (such number of shares determined in each case by the Committee and before satisfaction of tax or other withholding obligations pursuant to Section 11) (the “Repayment Shares”); provided, however, that to the extent that any of the Repayment Shares have been transferred, you shall repay to the Firm an amount equal to the number of Repayment Shares so transferred multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your LTIP Award converted to shares of Morgan Stanley common stock; plus
(2)any dividend equivalents that were paid on the Repayment Shares when your LTIP Award converted to shares; plus
(3)interest on the amounts described in the preceding clauses (1) and (2) at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion through the date preceding the repayment date.
3 The conversion schedule and conversion date presented in this form of Award Certificate are indicative. The conversion schedule and conversion date applicable to awards may vary.

For the avoidance of doubt, your LTIP Award will not be deemed earned if payment of such award is based on materially inaccurate financial statements or other performance metric criteria.
(d)Accelerated conversion. Morgan Stanley shall have no right to accelerate the conversion of any portion of your LTIP Award or the payment of any of your dividend equivalents, except to the extent that such acceleration is not prohibited by Section 409A and would not result in your being required to recognize income for United States federal income tax purposes before your LTIP Award converts to shares of Morgan Stanley common stock or your dividend equivalents are paid or your incurring additional tax or interest under Section 409A. If your LTIP Award converts to shares of Morgan Stanley common stock or any dividend equivalents are paid prior to the Scheduled Conversion Date pursuant to this Section 3(d), these shares or dividend equivalents may not be transferable and may remain subject to applicable vesting, cancellation and withholding provisions, as determined by Morgan Stanley.
(e)Rule of construction for timing of conversion. Whenever this Award Certificate provides for your LTIP Award to convert to shares, or your dividend equivalents to be paid, on the Scheduled Conversion Date or upon a different specified event or date, such conversion or payment will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages based on a delay in conversion of your LTIP Award (or delivery of Morgan Stanley shares following conversion) or payment of your dividend equivalents, as applicable, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion or payment, as applicable, is made by December 31st of the year in which occurs the Scheduled Conversion Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date, or, in connection with any such conversion due to death, to the extent permissible under Section 409A, by the end of the calendar year following the year of your death. Similarly, neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate), based on any acceleration of the conversion of your LTIP Award or payment of your dividend equivalents pursuant to Section 3(d), as applicable.
4.Dividend equivalent payments.
If Morgan Stanley pays a regular or ordinary dividend on its common stock, you will be credited with a dividend equivalent with respect to your LTIP Award to the extent it is outstanding on the dividend record date in an amount equal to the amount of the dividend that would have been paid on a number of shares of Morgan Stanley common stock corresponding to the Target Award. Morgan Stanley will credit the dividend equivalents when it pays the corresponding dividend on its common stock. [Dividend equivalents will accrue interest at the short-term Treasury rate then in effect, compounded monthly, through the Scheduled Conversion Date (or if applicable, such earlier date on which the LTIP Award converts to shares of Morgan Stanley common stock).] Your dividend equivalents [(and any related interest)] will vest and be paid in cash at the same time as, and subject to the same vesting and cancellation provisions set forth in this Award Certificate with respect to, your LTIP Award (provided that, subject to Section 3(e), the dividend equivalents may be paid following the date on which the LTIP Award converts to shares of Morgan Stanley common stock on the next administratively practicable payroll date). The amount of dividend equivalents [(and related interest)] paid to you will be based on the number of performance stock units that actually convert to shares and will be paid only if your LTIP Award converts to shares.

In the event your LTIP Award is canceled in full on or before the Scheduled Conversion Date, all dividend equivalents [(and related interest)] credited to you in respect of regular or ordinary dividends will be canceled. No dividend equivalents will be paid to you on any portion of your LTIP Award that is canceled.
The decision to pay a dividend and, if so, the amount of any such dividend, is determined by Morgan Stanley in its sole discretion.
5.Death, Disability [and Full Career Retirement].
The following special earning, vesting and payment terms apply to your LTIP Award:
(a)Death during Employment. If your death occurs while Employed, then the number of performance stock units that will vest, and the number of shares of Morgan Stanley common stock the beneficiary you have designated pursuant to Section 14 or the legal representative of your estate, as applicable, will receive as of the date of your death, will be the number of shares earned based on the performance measures set forth in Section 2 but applied as though the Performance Period ended with the last Morgan Stanley quarter ending simultaneously with or before the date of your death, for which the respective Form 10-K or Form 10-Q has been filed with the Securities and Exchange Commission (“SEC”) as of the date of your death, provided that your beneficiary or estate notifies the Firm of your death within 60 days following your death; provided further, that if your death occurs on or following the Scheduled Vesting Date, then your beneficiary or estate, as applicable, will receive shares (if any) in an amount and at such time that you would have received such shares had your death not occurred; provided further, if your death occurs prior to the filing of the Form 10-K for the first year of the Performance Period, then your beneficiary or estate, as applicable, will receive as of the date of your death a number of shares determined by multiplying the number of shares earned based on a 1.0x multiplier. For example, if your death occurs following the end of Morgan Stanley’s third quarter (but prior to the end of the fourth quarter) of the second year of the Performance Period and the Form 10-Q has not been filed with the SEC by Morgan Stanley for such quarter, the performance measures will be applied as though the Performance Period ended with Morgan Stanley’s second quarter (provided Morgan Stanley has filed the Form 10-Q for such quarter with the SEC).
After your death, the cancellation provisions set forth in Section 10(c) will no longer apply. The shares delivered upon conversion of your LTIP Award pursuant to this Section 5(a) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies) but will be subject to repayment as set forth in Section 3(c).
(b)Death after termination of Employment. If your death occurs following your termination of Employment as a result of your Disability, [Full Career Retirement] or an involuntary termination not involving any cancellation event and your LTIP Award was not canceled in connection with your termination or thereafter, then the number of performance stock units that will vest, and the number of shares of Morgan Stanley common stock the beneficiary you have designated pursuant to Section 14 or the legal representative of your estate, as applicable, will receive as of the date of your death, will be the number of shares that would have been delivered to you based on applying the performance measures set forth in Section 2 as though the Performance Period ended with the last Morgan Stanley quarter ending simultaneously with or before the date of your death for which the respective Form 10-K or Form 10-Q has been filed with the SEC as of the date of your death and if applicable, multiplied by the Pro Ration Fraction determined upon your termination of Employment, provided that your beneficiary or estate notifies the Firm of your death within 60 days following your death; provided further, that if your death occurs on or following the Scheduled Vesting Date, then your beneficiary or estate, as applicable, will receive shares (if any) in an amount and at such time that you would have received such shares had your death not occurred; provided further, that if your death occurs prior to the filing of the Form 10-K for the first year of the Performance Period, then your beneficiary or estate, as applicable, will receive as of the date of your death, a number of shares earned based on a 1.0x multiplier and if applicable, multiplied by the Pro Ration Fraction determined upon your termination of Employment.
After your death, the cancellation provisions set forth in Section 10(c) will no longer apply. The shares delivered upon conversion of your LTIP Award pursuant to this Section 5(b) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies) but will be subject to repayment as set forth in Section 3(c).
(c)Disability. If your Employment terminates due to Disability, then, subject to any transfer restrictions and the cancellation provisions described herein, you will vest in a number of performance stock units, and receive a number of shares of Morgan Stanley common stock on the Scheduled Conversion Date, determined based on the performance measures described in Section 2, had you remained in Employment through the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the Scheduled Conversion Date.
(d)[Full Career Retirement.4
(1)If your Employment terminates in a termination that satisfies the definition of Full Career Retirement, and other than due to your death or Governmental Service Termination, then subject to any transfer restrictions and the cancellation provisions described herein, and provided that, in the event of an involuntary termination, you sign an agreement and release satisfactory to the Firm, you will vest in a number of performance stock units, and receive a number of shares of Morgan Stanley common stock on the Scheduled Conversion Date, equal to the number of shares that would have been delivered to you, based on the performance measures set forth in Section 2, had you remained in Employment through the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the Scheduled Conversion Date.
(2)If your Employment terminates due to your Governmental Service Termination and such termination satisfies the definition of a Full Career Retirement, then the number of performance stock units that will vest, and the number of shares of Morgan Stanley common stock you will receive as of the date of your Governmental Service Termination will be the number of shares of Morgan Stanley common stock earned based on the performance measures set forth in Section 2 but applied as though the Performance Period ended with the last Morgan Stanley quarter ending simultaneously with or before the date of your Governmental Service Termination for which the respective Form 10-K or Form 10-Q has been filed with the SEC as of such date; provided that, if your Governmental Service Termination occurs prior to the filing of the Form 10-K for the first year of the Performance Period, then you will receive as of the date of your termination, the number of shares earned based on a 1.0x multiplier; provided further, in the case of a Governmental Service Termination, this Section 5(d)(2) shall apply only if you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 7(c).]
4 Certain awards may not include a provision for Full Career Retirement.

6.Involuntary termination by the Firm.5
If the Firm terminates your employment under circumstances not involving any cancellation event set forth in Section 10(c) and you sign an agreement and release satisfactory to the Firm, then, subject to any transfer restrictions and the cancellation provisions described herein, you will vest in a number of performance stock units, and receive a number of shares of Morgan Stanley common stock on the Scheduled Conversion Date, determined by multiplying (i) the number of shares that would have been delivered to you, based on the performance measures set forth in Section 2, had you remained in Employment through the Scheduled Conversion Date, by (ii) the Pro Ration Fraction. If you do not sign such an agreement and release satisfactory to the Firm within the timeframe set by the Firm in connection with your involuntary termination as described in this Section 6, any portion of your LTIP Award that was unvested immediately prior to your termination shall be canceled. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the Scheduled Conversion Date.
7.Governmental Service.
(a)General treatment of awards upon Governmental Service Termination. If your Employment terminates in a Governmental Service Termination and not involving a cancellation event set forth in Section 10(c), then provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 7(c), you will vest in a number of performance stock units, and receive as of the date of your Governmental Service Termination a number of shares of Morgan Stanley common stock, determined by multiplying (i) the number of shares earned based on the performance measures set forth in Section 2 but applied as though the Performance Period ended with the last Morgan Stanley quarter ending simultaneously with or before the effective date of your Governmental Service Termination, for which the respective Form 10-K or Form 10-Q has been filed with the SEC as of the date of your Governmental Service Termination by (ii) the Pro Ration Fraction; provided that, if your Governmental Service Termination occurs prior to the filing of the Form 10-K for the first year of the Performance Period, then you will receive as of the date of your Governmental Service Termination a number of shares determined by multiplying (i) the number of shares earned based on a 1.0x multiplier by (ii) the Pro Ration Fraction.
(b)General treatment of vested awards upon acceptance of employment at a Governmental Employer following termination of Employment. If (i) your Employment terminates other than in a Governmental Service Termination and not involving a cancellation event set forth in Section 10(c), (ii) your LTIP Award was not canceled in connection with your termination or thereafter, (iii) following your termination of Employment, you accept employment with a Governmental Employer, and (iv) you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 7(c), you will receive, upon your commencement of employment with such Governmental Employer, the number of shares determined based on the number of shares of Morgan Stanley common stock earned based on the performance measures set forth in Section 2 but applied as though the Performance Period ended with the last Morgan Stanley
5 Treatment upon an involuntary termination of employment presented in this form Award Certificate is indicative and may vary between awards.

quarter ending simultaneously with or before your acceptance of employment at a Governmental Employer, for which the respective Form 10-K or Form 10-Q has been filed with the SEC as of such date and, if applicable, multiplied by the Pro Ration Fraction determined upon your termination of Employment; provided that, if your acceptance of employment at a Governmental Employer occurs prior to the filing of the Form 10-K for the first year of the Performance Period, then you will receive, upon your commencement of employment with a Governmental Employer, the number of shares determined based on a 1.0x multiplier and if applicable, multiplied by the Pro Ration Fraction determined upon your termination of Employment.
(c)Repayment obligation. Shares delivered upon conversion of your LTIP Award pursuant to Section [5(d)(2) (upon a Governmental Service Termination that satisfies the definition of a Full Career Retirement),] 7(a) or 7(b) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies) but will be subject to repayment as set forth in Section 3(c). Moreover, if you engage in any activity constituting a cancellation event set forth in Section 10(c) within the applicable period of time that would have resulted in cancellation of all or a portion of your LTIP Award had it not converted to shares pursuant to Section 5(d)(2), 7(a) or 7(b), you will be required to pay to Morgan Stanley an amount equal to:
(1)the number of performance stock units that would have been canceled upon the occurrence of such cancellation event multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your LTIP Award converted to shares of Morgan Stanley common stock; plus
(2)any dividend equivalents that were paid to you on the number of performance stock units described in the foregoing clause (1) when your LTIP Award converted to shares pursuant to Section 5(d)(2), 7(a) or 7(b); plus
(3)interest on the amounts described in the preceding clauses (1) and (2) at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion through the date preceding the payment date.
8.Change in Control.
In the event of a Change in Control, you will receive on the Scheduled Conversion Date (subject to earlier payment as described in Section 5 upon death and in Section 7 in connection with “Governmental Service” and subject to any transfer restrictions and the cancellation provisions set forth herein) the number of shares earned based on the performance measures in Section 2 but applied as though the Performance Period ended with the last quarter of Morgan Stanley ending simultaneously with or before the effective date of the Change in Control; provided, however, that no such payment shall be made if your Employment terminates following the Change in Control, but prior to the Scheduled Vesting Date, for any reason other than for death, Disability, [Full Career Retirement,] Governmental Service Termination or an involuntary termination not involving any cancellation event. For the avoidance of doubt, following a Change in Control, the provisions of this Award Certificate setting forth the consequences of a termination of employment shall continue to apply (including all provisions governing the timing of payment), except that whenever this Award Certificate provides for you to receive upon or following a termination of employment a number of shares determined by applying the Pro Ration Fraction, the Pro Ration Fraction shall be applied to the number of shares calculated pursuant to the immediately preceding sentence (e.g., applying the performance measures described herein as though the Performance Period ended with the last quarter of Morgan Stanley ending simultaneously with or before the effective date of the Change in Control).
9.Specified employees.
Notwithstanding any other terms of this Award Certificate, if Morgan Stanley considers you to be one of its “specified employees” as defined in Section 409A at the time of your Separation from Service, any conversion of your LTIP Award and payment of your accrued dividend equivalents that otherwise would occur upon your Separation from Service will be delayed until the first business day following the date that is six months after your Separation from Service; provided, however, that in the event that your death, your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 7(b) occurs at any time after the Date of the Award, conversion and payment will be made in accordance with Section 5 or 7, as applicable.
10.Cancellation of awards under certain circumstances.
(a)Cancellation of unvested awards. Your unvested LTIP Award, including any dividend equivalents credited on your award, will be canceled if your Employment terminates for any reason other than death, Disability, [a Full Career Retirement], an involuntary termination by the Firm described in Section 6 or a Governmental Service Termination.
(b)General treatment of vested awards. Except as otherwise provided in this Award Certificate, your LTIP Award, to the extent earned and vested, including any dividend equivalents credited on your award, will convert to shares of Morgan Stanley common stock or be paid, as applicable, on the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the Scheduled Conversion Date.
(c)Cancellation of awards under certain circumstances.6 The cancellation events set forth in this Section 10(c) are designed, among other things, to incentivize compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 10(c) shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 10(c) no longer apply).
Notwithstanding Morgan Stanley’s performance based on the measures set forth in Section 2 or your satisfaction of the vesting conditions of this Award Certificate, no portion of your LTIP Award (and any dividend equivalents credited thereon) is earned until the Scheduled Conversion Date (and until you satisfy all obligations you owe to the Firm as set forth in Section 12 below) and, unless prohibited by applicable law, your LTIP Award will be canceled prior to the Scheduled Conversion Date [in full or in part, as determined by the Committee in its sole discretion,] in any of the circumstances set forth below in this Section 10(c). Although you will become the beneficial owner of shares of Morgan Stanley common stock following conversion of your LTIP Award, the Firm may retain custody of your shares following conversion of your
6 The cancellation provisions presented in Section 11(c) of this form of Award Certificate and any corresponding definitions are indicative. The cancellation provisions and corresponding definitions applicable to awards may vary.

LTIP Award (and any dividend equivalents credited thereon) and the lapse of any transfer restrictions pending any investigation or other review that impacts the determination as to whether the LTIP Award (and any dividend equivalents credited thereon) are cancellable under the circumstances set forth below and, in such an instance, the shares underlying your LTIP Award (and any dividend equivalents credited thereon) shall be forfeited in the event the Firm determines that the LTIP Award (and any dividend equivalents credited thereon) were cancellable.
(1)Competitive Activity. If you [resign from Employment and] engage in Competitive Activity before the Scheduled Conversion Date, your LTIP Award, including any dividend equivalents credited on your award, whether or not vested and irrespective of Morgan Stanley’s performance based on the measures set forth in Section 2, will be canceled [in full or in part, as determined by the Committee in its sole discretion], subject to applicable law.
(2)Other Events. If any of the following events occur at any time before the Scheduled Conversion Date, your LTIP Award, including any dividend equivalents credited on your award, whether or not vested and irrespective of Morgan Stanley’s performance based on the measures set forth in Section 2, will be canceled [in full or in part, as determined by the Committee in its sole discretion], subject to applicable law:
(i)Your Employment is terminated for Cause or you engage in conduct constituting Cause (either during or following Employment and whether or not your Employment has been terminated as of the Scheduled Conversion Date);
(ii)Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause;
(iii)You disclose Confidential and Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Confidential and Proprietary Information other than in connection with the business of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements) or otherwise existing between you and the Firm, relating to Confidential and Proprietary Information or an assignment, procurement or enforcement of rights in Confidential and Proprietary Information;
(iv)You engage in a Wrongful Solicitation;
(v)You make any Unauthorized Disclosures or Defamatory or Disparaging Comments about the Firm;
(vi)You fail or refuse, following your termination of Employment, to cooperate with or assist the Firm in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Firm is a subject, target or party and as to which you may have pertinent information; or
(vii)You resign from your employment with the Firm without having provided the Firm prior written notice of your resignation consistent with the notice period requirements undertaken by you in connection with your employment offer letter, Sign-On or Notice & Non-Solicitation Agreement or any

other contractual obligation in connection with the terms and conditions of your employment, or, in the event no such prior contractual notice period requirements exist, you resign from your employment with the Firm without having provided the Firm prior written notice of your resignation of at least thirty (30) days.
(3)Clawback Cancellation Events[/Clawback].
(i)Your LTIP Award, including any dividend equivalents credited on your award, whether or not vested and irrespective of Morgan Stanley’s performance based on the measures set forth in Section 2, will be canceled in full[or in the case of clause (c) below, in full] or in part, subject to applicable law and as determined by the Committee in its sole discretion, if before the Scheduled Conversion Date, you take any action, or you fail to take any action (including with respect to direct supervisory responsibilities), where such action or omission:
(a)causes a restatement of the Firm’s consolidated financial results;
(b)constitutes a violation by you of the Firm’s Global Risk Management Principles, Policies and Standards (where prior authorization and approval of appropriate senior management was not obtained) whether such action results in a favorable or unfavorable impact to the Firm’s consolidated financial results; or
(c)causes a loss in the current year on a trade or transaction originating in the current year or in any prior year for which revenue was recognized and which was a factor in your award determination, and violated internal control policies that resulted from your:
(1)violation of business unit, product or desk specific risk parameters;
(2)use of an incorrect valuation model, method, or inputs for transactions subject to the “STAR” approval process;
(3)failure to perform appropriate due diligence prior to a trade or transaction or failure to provide critical information known at the time of the transaction that might negatively affect the valuation of the transaction; or
(4)failure to timely monitor or escalate to management a loss position pursuant to applicable policies and procedures; or
In the event that the Firm determines, in its sole discretion, that your action or omission is as described in clause (c) and you do not engage in any other cancellation or clawback event described in this Section 10(c), the Target Award will be reduced by a fraction, the numerator of which is the amount of the pre-tax loss, and the denominator of which is the total revenue originally recognized by the Firm which was a factor in your award determination.
(ii)Your LTIP Award, including any dividend equivalents credited on your award, whether or not vested and irrespective of Morgan Stanley’s performance based on the measures set forth in Section 2, may be canceled, in full or in part, if the Committee determines, in its sole discretion, that at any time before the Scheduled Conversion Date you had significant responsibility for a material adverse outcome for the Firm or any of its businesses or functions. For purposes of this provision, a “material adverse outcome” for the Firm shall be defined as an annual pre-tax loss for Morgan Stanley as reported in the most recently filed Form 10-K, adjusted to eliminate the impact of changes to an individual, or application of a new, accounting rule that are not applied on a full retrospective basis in the year of adoption and result in a cumulative catch-up adjustment (recorded either as a gain or a loss) in the applicable fiscal year. The Committee shall have the sole authority to interpret this provision and its determinations shall be final and binding on all persons.
(iii)[Any incentive-based compensation you receive from the Firm (including, without limitation, your LTIP Award, any dividend equivalents credited on such award, whether or not vested, and any amounts or benefits arising from such award) will be subject to any clawback or recoupment policies, procedures, or arrangements adopted by Morgan Stanley to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any rules promulgated thereunder and/or any other regulatory regimes, as such policies, procedures and arrangements may be amended from time to time and for such time as those policies, procedures and arrangements are required to remain in effect pursuant to applicable law or rules. Notwithstanding anything to the contrary contained herein, your LTIP Award (including any amounts or benefits arising from such award) shall also be subject to any clawback or recoupment arrangements, policies or procedures that the Firm has in place from time to time. The Firm may, to the extent permitted, and shall, to the extent required, by applicable law and rules or by any Firm policy, procedure or arrangement cancel or require reimbursement of your incentive-based compensation (including, without limitation, your LTIP Award, any dividend equivalents credited on such award, whether or not vested, and any amounts or benefits received upon vesting, conversion or settlement of such award or sale of shares of Morgan Stanley common stock underlying such award.]
11.Tax and other withholding obligations.
Any vesting, whether on a Scheduled Vesting Date or some other date, of your LTIP Award (including dividend equivalents that have been credited in respect of your award), and any conversion of your LTIP Award or crediting or payment of dividend equivalents, shall be subject to the Firm’s withholding of all required United States federal, state, local and foreign income and employment/payroll taxes (including Federal Insurance Contributions Act taxes). You authorize the Firm to withhold such taxes from any payroll or other payment or compensation to you, including by canceling or accelerating payment of a portion of this award (including any dividend equivalents that have been credited on your LTIP Award) in an amount not to exceed such taxes imposed upon such vesting, conversion, crediting or payment and any additional taxes imposed as a result of such cancellation or acceleration, and to take such other action as the Firm may deem advisable to enable it and you to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction, relating to the vesting or conversion of your LTIP Award or the crediting, vesting or payment of dividend equivalents. However, the Firm may not deduct or withhold such sum from any payroll or any other payment or compensation (including from your LTIP Award), except to the extent it is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before conversion of your LTIP Award or your dividend equivalents are paid or to incur interest or additional tax under Section 409A.
Pursuant to rules and procedures that Morgan Stanley establishes, you may elect to satisfy the tax or other withholding obligations arising upon conversion of your LTIP Award by having Morgan Stanley withhold shares of Morgan Stanley common stock in an amount sufficient to satisfy the tax or other withholding obligations.  Shares withheld will be valued using the fair market value of Morgan Stanley common stock on the date your LTIP Award converts (or such other appropriate date determined by Morgan Stanley based on local legal, tax or accounting rules and practices) using a valuation methodology established by Morgan Stanley.  In order to comply with applicable accounting standards or the Firm’s policies in effect from time to time, Morgan Stanley may limit the amount of shares that you may have withheld.
12.Obligations you owe to the Firm.
As a condition to the earning, payment, conversion or distribution of your award, the Firm may require you to pay such sum to the Firm as may be necessary to satisfy any obligation that you owe to the Firm. Notwithstanding any other provision of this Award Certificate, your award, even if vested, converted or paid, is not earned until after such obligations and any tax withholdings or other deductions required by law are satisfied.  Notwithstanding the foregoing, Morgan Stanley may not reduce the number of shares to be delivered upon conversion of your LTIP Award or the amount of dividend equivalents to be paid in respect of your award or delay the payment of your award to satisfy obligations that you owe to the Firm except (i) to the extent authorized under Section 11, relating to tax and other withholding obligations or (ii) to the extent such reduction or delay is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before your LTIP Award converts to shares of Morgan Stanley common stock (or your dividend equivalents are paid) or to incur additional tax or interest under Section 409A.
Morgan Stanley’s determination of any amount that you owe the Firm shall be conclusive. The fair market value of Morgan Stanley common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Morgan Stanley.
13.Nontransferability.
You may not sell, pledge, hypothecate, assign or otherwise transfer your award, other than as provided in Section 14 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to your award will be made only to you.
Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of Morgan Stanley, shall all be bound by, and shall benefit from, the terms and conditions of your award.

14.Designation of a beneficiary.
You may make a written designation of beneficiary or beneficiaries to receive all or part of your award to be delivered or paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and submit the Beneficiary Designation form on the Executive Compensation website.
Any shares or dividend equivalents that become deliverable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.
If you previously filed a designation of beneficiary form for your equity awards with the Executive Compensation Department, such form will also apply to all of your equity awards, including this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares or payments under this award, Morgan Stanley may determine in its sole discretion to deliver the shares or make the payments in question to your estate. Morgan Stanley’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to this award.
15.Ownership and possession.
(a)Before conversion. Generally, you will not have any rights as a stockholder in the shares of Morgan Stanley common stock corresponding to your LTIP Award unless and until your LTIP Award converts to shares. Without limiting the generality of the preceding sentence, you will not have any voting rights with respect to shares corresponding to your LTIP Award until your LTIP Award converts to shares.
(b)Following conversion. Subject to Sections 3(c) and 10(c), following conversion of your LTIP Award you will be the beneficial owner of the shares of Morgan Stanley common stock issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.
(c)Custody of shares. Morgan Stanley may maintain possession of the shares subject to your award until such time as your shares are no longer subject to restrictions on transfer.
16.Securities law compliance matters.
Morgan Stanley may affix a legend to any stock certificates representing shares of Morgan Stanley common stock issued upon conversion of your LTIP Award (and any stock certificates that may subsequently be issued in substitution for the original certificates). The legend will read substantially as follows:
THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE WERE ISSUED PURSUANT TO THE MORGAN STANLEY EQUITY INCENTIVE COMPENSATION PLAN AND ARE SUBJECT TO THE TERMS AND CONDITIONS THEREOF AND OF AN AWARD CERTIFICATE FOR LONG-TERM INCENTIVE PROGRAM AWARDS AND ANY SUPPLEMENT THERETO.

THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER BY VIRTUE OF THE SECURITIES ACT OF 1933.
COPIES OF THE PLAN, THE AWARD CERTIFICATE FOR LONG-TERM INCENTIVE PROGRAM AWARDS AND ANY SUPPLEMENT THERETO ARE AVAILABLE THROUGH THE EXECUTIVE COMPENSATION DEPARTMENT.
Morgan Stanley may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.
17.Compliance with laws and regulation.
Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your LTIP Award (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges or associations or other institutions with which the Firm or a Related Employer has membership or other privileges, and any applicable law or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
18.No entitlements.
(a)No right to continued Employment. This award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the Scheduled Vesting Date, the Scheduled Conversion Date, or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.
(b)No right to future awards. This award, and all other LTIP Awards and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another LTIP Award or any other equity-based award at any time in the future or in respect of any future period.
(c)No effect on future employment compensation. Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future year, and does not diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. This award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.
(d)Award terms control. In the event of any conflict between any terms applicable to equity awards in any employment agreement, offer letter or other arrangement that you have entered into with the Firm and the terms set forth in this Award Certificate, the latter shall control.

19.Consents under local law.
Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.
20.Award modification.
Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your award, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. Morgan Stanley may not modify your award in a manner that would materially impair your rights in your award without your consent; provided, however, that Morgan Stanley may, but is not required to, without your consent, amend or modify your award in any manner that Morgan Stanley considers necessary or advisable to (i) comply with any Legal Requirement, (ii) ensure that your award does not result in an excise or other supplemental tax on the Firm under any Legal Requirement, or (iii) ensure that your award is not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to conversion of your LTIP Award to shares or delivery of such shares following conversion or the crediting or payment of dividend equivalents. Morgan Stanley will notify you of any amendment of your award that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer (or if such position no longer exists, by the holder of an equivalent position) to be effective.
21.Governing law and exclusive jurisdiction.
This Award Certificate and all rights hereunder shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive or procedural law of another jurisdiction. Unless you are bound by an arbitration agreement with Morgan Stanley (or its parents, subsidiaries, affiliates, predecessors, successors or assigns) covering any dispute arising out of or in any way connected with the Plan or this Award Certificate, your participation in the Plan or rights under the Plan or this Award Certificate, the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any such dispute or, if the United States District Court for the Southern District of New York does not have subject matter jurisdiction, the Supreme Court for the State of New York, New York County shall have exclusive jurisdiction.
22.Severability.
The provisions set forth herein shall be severable and, if any provision of this Award Certificate shall be determined to be legally unenforceable or void, such unenforceable or void provision shall not affect the legality, validity or enforceability of the remaining provisions hereof and may be severed from the remaining provisions as appropriate, to the extent permitted by law. If a tribunal of competent jurisdiction determines that a particular provision set forth herein is invalid, unenforceable, or void under the applicable law in a particular jurisdiction, such provision will not be enforced in that jurisdiction, but shall remain effective and enforceable in all other jurisdictions.
23.Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:
(a)“Board” means the Board of Directors of Morgan Stanley.
(b)“Cause” means:
(1)any act or omission which constitutes a breach of your obligations to the Firm, including, without limitation, (A) your failure to comply with any notice or non-solicitation restrictions that may be applicable to you or (B) your failure to comply with the Firm’s policies or compliance, ethics or risk management standards, or your failure or refusal to perform satisfactorily any duties reasonably required of you;
(2)your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or
(3)your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing;
provided, that an act or omission shall constitute “Cause” for purposes of this definition if the Firm determines, in its sole discretion, that such action or omission is described in Section 10(c)(3)(c) and is deliberate, intentional or willful.
(c)A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:
(1)any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by Morgan Stanley or any of its Subsidiaries, (B) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of the total voting power of the stock of Morgan Stanley; provided, however, that the provisions of this subsection (1) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (3) below;
(2)a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3)the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of Morgan Stanley outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Morgan Stanley stock (or if Morgan Stanley is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided further that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Control; or
(4)the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, (x) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (y) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.
For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.
(d)“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee“

(e)["Comparison Group” consists of the following entities: Bank of America, Barclays, Citigroup, Deutsche Bank, Goldman Sachs, JPMorgan Chase, UBS Group and Wells Fargo]7
(f)“Competitive Activity” means:
(1)becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, any services (x) that are similar or substantially related to any services that you provided to the Firm, or (y) that you had direct or indirect managerial or supervisory responsibility for at the Firm, or (z) that call for the application of any of the same or similar specialized knowledge or skills as those utilized by you in your services for the Firm, in each such case, at any time during the year preceding the termination of your employment with the Firm; or
(2)either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.
(g)“Competitor” means any corporation, partnership or other entity that engages, or that owns a significant interest in any corporation, partnership or other entity that engages, in any business activity the Firm engages in, or that you reasonably knew or should have known that the Firm was planning to engage in, at the time of the termination of your Employment.
(h)“Confidential and Proprietary Information” means any information that is classified as confidential in the Firm’s Global Policy on Confidential Information or that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems information; algorithms; technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm’s compilation of that information for use in its business, provided that such Confidential and Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Confidential and Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, electronic communications, videotapes, audiotapes, and oral communications.
(i)“Date of the Award” means [insert grant date, which will typically coincide with the beginning of the performance period].
(j)You will be deemed to have made “Defamatory or Disparaging Comments” about the Firm if, at any time, you make, publish, or issue, or cause to be made, published or issued, in any medium whatsoever to any person or entity external to the Firm, any derogatory, defamatory or disparaging statement regarding the Firm, its businesses or strategic plans, products, practices, policies, personnel or any other Firm matter. Nothing
7 The Comparison Group presented in this form of Award Certificate is indicative and may be modified from time to time.

contained herein is intended to prevent you from testifying truthfully or making truthful statements or submissions in litigation or other legal, administrative or regulatory proceedings or internal investigations.
(k)“Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.
(l)“Employed” and “Employment” refer to employment with the Firm and/or Related Employment.
(m)The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and affiliates. For purposes of the definitions of “Cause,” “Confidential and Proprietary Information,” “Defamatory or Disparaging Comments,” “Unauthorized Disclosures” and “Wrongful Solicitation” set forth in this Award Certificate and Section 10(c)(2)(vi) of this Award Certificate, references to the “Firm” shall refer severally to the Firm as defined in the preceding sentence and your Related Employer, if any. For purposes of the cancellation provisions set forth in this Award Certificate relating to disclosure or use of Confidential and Proprietary Information, references to the “Firm” shall refer to the Firm as defined in the second preceding sentence or your Related Employer, as applicable.
(n)[“Full Career Retirement” means the termination of your Employment by you or by the Firm for any reason other than under circumstances involving any cancellation event described in Section 10(c) (including due to your Disability, death or Governmental Service Termination), if you have either satisfied the age and service requirements set forth in your employment agreement or offer letter with the Firm or, if you are not party to an employment agreement or offer letter with the Firm (or if such agreement or letter does not include a definition of “Full Career Retirement”), you meet any of the following criteria as of your termination date and, in either case, unless your Employment terminates for reasons of Disability, death or a Governmental Service Termination, you have provided the Firm 12 months’ advance notice of your resignation in a form satisfactory to the Firm:
(1)you have attained age 50 and completed at least 12 years of service as a [ ]8 of the Firm or equivalent officer title; or
(2)you have attained age 50 and completed at least 15 years of service as an officer of the Firm at the level of [ ]9 or above; or
(3)you have completed at least 20 years of service with the Firm; or
(4)you have attained age 55 and have completed at least 5 years of service with the Firm and the sum of your age and years of service equals or exceeds 65.10
For the purposes of the foregoing definition, service with the Firm will include any period of service with the following entities and any of their predecessors:
8 Specified officer title(s) in one or more specified business units.
9 Specified officer title(s) in one or more specified business units.
10 Age and service conditions specified in clauses (1) through (4) may vary from year to year and for awards granted to certain employees.

(i)AB Asesores (“ABS”) prior to its acquisition by the Firm (provided that only years of service as a partner of ABS shall count towards years of service as an officer);
(ii)Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.;
(iii)Miller Anderson & Sherrerd, L.L.P. prior to its acquisition by MS Group;
(iv)Van Kampen Investments Inc., FrontPoint Partners LLC, Mesa West Capital LLC, E*TRADE Financial Corporation, Solium Capital, and Eaton Vance Corp., and their respective subsidiaries, in each case, prior to their acquisition by the Firm;
(v) Lend Lease Corporation Limited and its subsidiaries prior to the acquisition of certain of its assets by the Firm; and
(vi)Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.;
provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.]
(o) “Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.
(p)“Governmental Service Termination” means the termination of your Employment due to your commencement of employment at a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.
(q)[“Index Group” means the S&P 500 Financial Sectors Index]11.
(r)“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.
(s)“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.
(t)“Management Committee” means the Morgan Stanley Management Committee and any successor or equivalent committee.
11 The Index Group presented in this form of Award Certificate is indicative and may be modified from time to time.

(u)“MS ROTCE” means the average of the earnings applicable to Morgan Stanley’s common shareholders as a percentage of average tangible common equity, as reported in the Firm’s most recently filed Form 10-K, for each fiscal year during the Performance Period, adjusted to eliminate the impact of the following items with respect to each such fiscal year: (a) debt valuation adjustments, (b) any individual gain or loss associated with the sale of any Disposal Group at the time of, or subsequent to, it being classified as Held for Sale, (c) any aggregate gains or losses associated with legal settlements and/or accruals related to legal settlements recognized in the fiscal year and relating to business activities conducted prior to January 1, 2011 and (d) any impacts for changes to an existing, or application of a new, accounting principle that are not applied on a fully retrospective basis in the year of adoption and result in a cumulative catch-up adjustment (recorded either as a gain or a loss, or as an adjustment to equity) in the applicable fiscal year.
▪For purposes of each of clauses (b) through (d) above, adjustments shall only be made to MS ROTCE if the pre-tax amounts equal or exceed $100 million during the applicable fiscal year;
▪For purposes of clause (b) above, “Disposal Group” and “Held for Sale,” shall be defined in accordance with US generally accepted accounting principles;
▪For purposes of clause (b) above, any gain or loss associated with the sale of a Disposal Group shall include any transaction costs, severance costs, and/or acceleration of unvested deferred compensation awards; and
▪For purposes of clause (c) above, such gains or losses shall include any expense (or reversal of expense) recognized during the fiscal year associated with legal proceedings and/or legal settlements.
(v)“Performance Period” means the three-year period consisting of the reporting years of Morgan Stanley beginning with the year [including]/[immediately following] the Date of the Award.
(w)“Plan” means the Equity Incentive Compensation Plan, as amended.
(x)“Pro Ration Fraction” means a fraction, the numerator of which is the number of days starting with and inclusive of [January 1st immediately preceding the Date of the Award]/[the Date of the Award] and ending on the effective date of your termination of Employment and the denominator of which is the number of days in the period beginning on [January 1st immediately preceding the Date of the Award]/[the Date of the Award] and ending on the Scheduled Vesting Date.
(y)“Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided that: (i) you undertake such employment at the written request or with the written consent of Morgan Stanley’s Chief Human Resources Officer (or if such position no longer exists, the holder of an equivalent position); (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Firm in its discretion as Related Employment; and, provided further, that the Firm may (1) determine at any time in its sole discretion that employment that was recognized by the Firm as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Firm may determine in its sole discretion; provided further, the Firm will not provide for Related Employment except to the extent such treatment is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before your performance stock units convert to shares (or your dividend equivalents are paid) or to incur additional tax or interest under Section 409A. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Firm, or otherwise modify your and the Firm’s respective rights and obligations.
(z)“Scheduled Conversion Date” means a date during [the year following last year of the Performance Period] determined by the Committee.
(aa)“Scheduled Vesting Date” means [January 1st following the last year of the Performance Period].
(bb) “Section 409A” means Section 409A of the Internal Revenue Code and any regulations thereunder.
(cc) “Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).
(dd) “Target Award” means the number of performance stock units that has been communicated to you separately and that will be earned, subject to the other terms and conditions of this Award Certificate, if each of the multipliers set forth in Sections 2(a) and 2(b) equals 1.
(ee) [“Total Shareholder Return” or “TSR”, as it applies to
(1)Morgan Stanley’s common stock, means the percentage change in value (positive or negative) over the Performance Period as measured by dividing (i) the sum of (A) the cumulative value of dividends and other distributions in respect of the common stock for the Performance Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between the common stock price on the first and last days of the Performance Period (calculated on the basis of the average of the adjusted closing prices over the 30-day trading period immediately prior to the first day of the Performance Period and the average of the adjusted closing prices over the 30-day trading period ending on the last day of the Performance Period), by (ii) the common stock price on the first day of the Performance Period, calculated on the basis of the average of the adjusted closing prices over the 30-day trading period immediately prior to the first day of the Performance Period; and
(2)the Index Group, means the percentage change in value (positive or negative) over the Performance Period as measured by dividing (i) the difference (positive or negative) between the closing price of the Index Group on the first and last days of the Performance Period (calculated on the basis of the average of the adjusted closing prices over the 30-day trading period immediately prior to the first day of the Performance Period and the average of the adjusted closing prices over the 30-day trading period ending on the last day of the Performance Period), by (ii) the closing price of the Index Group on the first day of the Performance Period, calculated on the basis of the average of the adjusted closing prices over the 30-day trading period immediately prior to the first day of the Performance Period. The adjusted closing price of the Index Group on any given date shall be the closing price of the S&P 500 Financial Sectors Index as reported by the Bloomberg Professional Service.]
(ff) You will be deemed to have made “Unauthorized Disclosures” about the Firm if, while Employed or following the termination of your Employment, without having first received written authorization from the Firm, you disclose, or participate in the disclosure of or allow disclosure of, any information about the Firm or its present or former clients, customers, executives, officers, directors, or other employees or Board members, or its business or operations, or legal matters involving the Firm and resolution or settlement thereof, or any aspects of your Employment with the Firm or termination of such Employment (which, for the avoidance of doubt, does not prevent you from confirming your employment status with the Firm), whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet or blog format or any other medium).
(gg) A “Wrongful Solicitation” occurs upon either of the following events:
(1)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 180 days after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Firm employee to leave the Firm or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment; or
(2)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 90 days (180 days if you are a member of the Management Committee at the time of notice of termination) after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Firm (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Firm is engaged (other than the Firm); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the Date of the Award.

MORGAN STANLEY
/s/
____________________________________
[Name]
[Title]